Exhibit 99.2


Sept. 18, 2000                            CONTACTS:         Gail Schutz
                                                            Duke Energy
                                          Phone:            713/627-4060

                                                            Regina Biddings
                                                            NiSource
                                          Phone:            219/647-6204


                 DUKE ENERGY GAS TRANSMISSION COMPLETES PURCHASE
                             OF MARKET HUB PARTNERS


HOUSTON AND MERRILLVILLE, IND. -- Duke Energy Gas Transmission (DEGT) has acquired the natural gas salt cavern storage business commonly known as Market Hub Partners (MHP), from subsidiaries of NiSource Inc., for $250 million in cash plus the assumption of $150 million in debt. The deal completed today was announced Aug. 30.

This new line of business for DEGT has 23 billion cubic feet of storage capacity with significant expansion capability. MHP's Moss Bluff storage facility in Liberty County, Texas, and Egan storage facility in Acadia Parish, La., are active while natural gas storage projects in Mississippi and Pennsylvania are under development.

MHP was a subsidiary of EnergyUSA, a wholly owned subsidiary of NiSource Inc.

NiSource Inc. (NYSE: NI) is a holding company with headquarters in Merrillville, Ind., whose primary business is the distribution of electricity, natural gas and water in the Midwest and Northeastern United States. The company also markets utility services and customer-focused

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resource solutions along a corridor from Texas through Chicago to Maine. More information about the company is available on the Internet at www.nisource.com.

Duke Energy Gas Transmission, based in Houston, operates 12,000 miles of natural gas pipelines known as Texas Eastern Transmission Corp., Algonquin Gas Transmission Co., East Tennessee Natural Gas Co. and with other partners, Maritimes & Northeast Pipeline. Together, these companies transport 8 percent of the natural gas consumed in the United States.

Duke Energy, a diversified multinational energy company, creates value for customers and shareholders through an integrated network of energy assets and expertise. Duke Energy manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses generating revenues of nearly $22 billion in 1999. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 100 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.
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